UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Technip
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TECHNIP TO ACQUIRE GLOBAL INDUSTRIES

AND REINFORCE ITS LEADERSHIP IN THE FAST‐GROWING SUBSEA MARKET

Description	●	World leader in project management, engineering and construction for the energy industry	●	US‐based subsea solution provider, specialist in S‐Lay and Heavy Lift
	●	Active in three business segments: Subsea, Offshore and Onshore	●	A fleet of 14 vessels, including two first‐class newly built leading edge sister ships, Global 1200 and Global 1201
	●	A fleet of specialized vessels, out of which 18 vessels for pipeline installation and subsea construction in operation and 2 more under construction	●	2,300 experienced and skilled employees
	●	Industrial assets on five continents	●	Operates in major subsea territories incl. Gulf of Mexico, Middle East and Asia Pacific
	●	25,000 employees in 48 countries	●	$568 million in revenues in 2010
	●	More than €6 billion in revenues in 2010

Ticker	●	NYSE Euronext Paris: TEC (member of the CAC 40 index)	●	NASDAQ: GLBL

Headquarters	●	Paris, France	●	Carlyss, Louisiana and Houston, Texas, USA

Transaction	●	Agreement to pay in cash for 100% of Global Industries at US$8.00 per share
Terms	●	Unanimously approved by Global Industries’ Board of Directors
	●	55% premium to Global Industries’ share closing price on September 9, 2011
	●	Total transaction value of €768 million (US$1,073 million including US$136 million in Net Debt. Exchange rate: US$/€ 1.40)
	●	Transaction to be funded using existing cash balances and credit facilities

Strategic Rationale	●	In the fast‐growing subsea market, the transaction is consistent with Technip’s strategy to broaden its business and range of services
	●	Expands by about 30% Technip’s addressable market by adding Global Industries’ complementary S‐Lay and Heavy Lift assets and know‐how, notably for deep‐to‐shore projects
	●	Expands Technip’s fleet to 34 vessels with no time‐to‐market costs and with enhanced overall flexibility
	●	Enhances Technip’s capabilities to address large EPCI projects
	●	Reinforces Technip’s unique vertically integrated range of products and services

Financial Contribution	●
Technip’s global presence, world‐class technologies, assets, services and strong project management track record will realize the full value and potential of Global Industries’ know‐how, assets and experience

	●	Strong revenue synergies expected, with first additional order intake from deployment of Global Industries’ teams and assets in 2012
	●	Estimated cost synergies of at least US$30 million
	●	Transaction expected to be accretive to Technip’s EPS by 5% to 7% in 2013
	●	Thereafter, further accretion and overall return expected to be in line with Technip’s subsea hurdle rate of 15% ROCE over a business cycle
	●	Technip’s 2011 recently increased financial objectives remain unchanged

Next Steps	●	The transaction is expected to close early in 2012, subject to regulatory approvals, approval by Global Industries’ shareholders and other customary conditions and provisions

Global Industries brings know‐how with its experienced and skilled employees	Global 1200, one of the two newly built S‐Lay and Heavy Lift sister ships

Contacts

Kimberly Stewart	Christophe Bélorgeot	Brunswick
VP, Head of Investor Relations	VP, Group Communications	Jérôme Biscay/Marie‐Laurence Bouchon
Tel: +33 (0) 1 47 78 66 74	Tel: +33 (0) 1 47 78 39 92	Tel : +33 (0) 1 53 96 83 83
e‐mail: kstewart@technip.com	email: cbelorgeot@technip.com	Mark Palmer
Tel : +1 214 459 81 81

Please refer to disclaimer on following page

Disclaimer

In connection with the proposed transaction, Global Industries will file a proxy statement and other relevant documents with the SEC. Before making any voting decision, investors and security holders of Global Industries are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Global Industries are available free of charge by writing Global Industries at the following address: Global Industries, 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations. Documents filed with the SEC by Technip are available free of charge from Technip's website at: http://investors-en.technip.com